SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                             Cornell Companies, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    219141108
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 29, 2005
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)


                              (Page 1 of 9 Pages)

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CUSIP NO. 219141108              SCHEDULE 13G                  Page 2 of 9 Pages
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     1.    NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON:

           NORTH STAR PARTNERS, L.P.
           13-3863788
--------------------------------------------------------------------------------
     2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)
           (b) [X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS
--------------------------------------------------------------------------------
     3.    SEC USE ONLY
--------------------------------------------------------------------------------
     4.    CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF SHARES         5.   SOLE VOTING POWER:
     BENEFICIALLY OWNED BY               431,110 SHARES
     EACH REPORTING PERSON      ------------------------------------------------
            WITH                 6.   SHARED VOTING POWER
                                ------------------------------------------------
                                 7.   SOLE DISPOSITIVE POWER:
                                         431,110 SHARES
                                ------------------------------------------------
                                 8.   SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               431,110 SHARES
--------------------------------------------------------------------------------
     10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               3.1% OF COMMON STOCK
--------------------------------------------------------------------------------
     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
--------------------------------------------------------------------------------

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CUSIP NO. 219141108              SCHEDULE 13G                  Page 3 of 9 Pages
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     1.    NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON
           (ENTITIES ONLY):

           NORTH STAR PARTNERS II, L.P.
           61-1467034
--------------------------------------------------------------------------------
     2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)
           (b) [X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS
--------------------------------------------------------------------------------
     3.    SEC USE ONLY
--------------------------------------------------------------------------------
     4.    CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF SHARES         5.   SOLE VOTING POWER:
     BENEFICIALLY OWNED BY               370,253 SHARES
     EACH REPORTING PERSON      ------------------------------------------------
            WITH                 6.   SHARED VOTING POWER
                                ------------------------------------------------
                                 7.   SOLE DISPOSITIVE POWER:
                                         370,253 SHARES
                                ------------------------------------------------
                                 8.   SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               370,253 SHARES
--------------------------------------------------------------------------------
     10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               2.7% OF COMMON STOCK
--------------------------------------------------------------------------------
     12.    TYPE OF REPORTING PERSON: PN
--------------------------------------------------------------------------------

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CUSIP NO. 219141108              SCHEDULE 13G                  Page 4 of 9 Pages
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     1.    NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON
           (ENTITIES ONLY):

           CIRCLE T EXPLORER MASTER LIMITED
           02-0744122
--------------------------------------------------------------------------------
     2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)
           (b) [X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS
--------------------------------------------------------------------------------
     3.    SEC USE ONLY
--------------------------------------------------------------------------------
     4.    CITIZENSHIP OR PLACE OF ORGANIZATION:  BERMUDA
--------------------------------------------------------------------------------
        NUMBER OF SHARES         5.   SOLE VOTING POWER:
     BENEFICIALLY OWNED BY               37,320 SHARES
     EACH REPORTING PERSON      ------------------------------------------------
            WITH                 6.   SHARED VOTING POWER
                                ------------------------------------------------
                                 7.   SOLE DISPOSITIVE POWER:
                                         37,320 SHARES
                                ------------------------------------------------
                                 8.   SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               37,320 SHARES
--------------------------------------------------------------------------------
     10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               0.3% OF COMMON STOCK
--------------------------------------------------------------------------------
     12.    TYPE OF REPORTING PERSON: CO
--------------------------------------------------------------------------------

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CUSIP NO. 219141108              SCHEDULE 13G                  Page 5 of 9 Pages
--------------------------------------------------------------------------------

     1.    NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON
           (ENTITIES ONLY):

           NS ADVISORS, LLC
           03-0439233
--------------------------------------------------------------------------------
     2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)
           (b) [X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS
--------------------------------------------------------------------------------
     3.    SEC USE ONLY
--------------------------------------------------------------------------------
     4.    CITIZENSHIP OR PLACE OF ORGANIZATION:  CONNECTICUT
--------------------------------------------------------------------------------
        NUMBER OF SHARES         5.   SOLE VOTING POWER:
     BENEFICIALLY OWNED BY              838,683 SHARES(1)
     EACH REPORTING PERSON      ------------------------------------------------
            WITH                 6.   SHARED VOTING POWER
                                ------------------------------------------------
                                 7.   SOLE DISPOSITIVE POWER:
                                        838,683 SHARES(1)
                                ------------------------------------------------
                                 8.   SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               838,683 SHARES(1)
--------------------------------------------------------------------------------
     10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               6.1% OF COMMON STOCK(1)
--------------------------------------------------------------------------------
     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) 00
            (LIMITED LIABILITY COMPANY)
--------------------------------------------------------------------------------

(1) NS Advisors, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by North Star Partners, L.P., North Star Partners II, L.P. and Circle T Explorer Master Limited by virtue of its position as general partner of each of North Star Partners, L.P. and North Star Partners II, L.P. and as Portfolio Manager of Circle T Explorer Master Limited.

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CUSIP NO. 219141108              SCHEDULE 13G                  Page 6 of 9 Pages
--------------------------------------------------------------------------------

     1.    NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON
           (ENTITIES ONLY):

           ANDREW R. JONES
           N/A
--------------------------------------------------------------------------------
     2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)
           (b) [X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS
--------------------------------------------------------------------------------
     3.    SEC USE ONLY
--------------------------------------------------------------------------------
     4.    CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
        NUMBER OF SHARES         5.   SOLE VOTING POWER:
     BENEFICIALLY OWNED BY              838,683 SHARES(1)
     EACH REPORTING PERSON      ------------------------------------------------
            WITH                 6.   SHARED VOTING POWER
                                ------------------------------------------------
                                 7.   SOLE DISPOSITIVE POWER:
                                        838,683 SHARES(1)
                                ------------------------------------------------
                                 8.   SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               838,683 SHARES(1)
--------------------------------------------------------------------------------
     10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               6.1% OF COMMON STOCK(1)
--------------------------------------------------------------------------------
     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
--------------------------------------------------------------------------------

(1) Andrew R. Jones holds an indirect beneficial interest in these shares which are directly beneficially owned by North Star Partners, L.P., North Star Partners II, L.P. and Circle T Explorer Master Limited, by virtue of his position as sole manager of NS Advisors, LLC.

                                Introductory Note

         This Schedule 13G (this "Statement") amends the Schedule 13D originally filed by North Star Partners, L.P. ("North Star"), North Star Partners II, L.P. ("North Star II"), The Highlander Fund, L.P. ("Highlander"), NS Offshore, Ltd. ("Offshore"), NS Advisors, LLC ("Advisors") and Andrew R. Jones ("Jones") on May 5, 2005 (the "Original 13D"). Since the date of filing of the Original 13D, the shares of common stock, $.001 par value (the "Common Stock") of Cornell Companies, Inc., a Delaware corporation (the "Issuer"), previously beneficially owned by Highlander have been sold, and Advisors has ceased serving as Portfolio Manager of Highlander. Additionally, since the date of filing of the Original 13D, Advisors has been engaged as Portfolio Manager of Circle T Explorer Master Limited ("Circle T"). Finally, Offshore has been wound up and dissolved, and its shares of Common Stock of the Issuer have been transferred to North Star. North Star, North Star II, Advisors, Circle T and Jones are jointly filing this Statement to remove Highlander and Offshore from the Original 13D and to begin reporting their beneficial ownership on a Schedule 13G.

ITEM 1(a).  Name of Issuer:
            Cornell Companies, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            1700 West Loop South, Suite 1500, Houston, Texas 77027
            --------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

            North Star Partners, L.P. ("North Star")
            --------------------------------------------------------------------
            North Star Partners II, L.P. ("North Star II")
            --------------------------------------------------------------------
            Circle T Explorer Master Limited  ("Circle T")
            --------------------------------------------------------------------
            NS Advisors, LLC ("Advisors")
            --------------------------------------------------------------------
            Andrew R. Jones ("Jones")
            --------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            274 Riverside Avenue, Westport, Connecticut 06880
            --------------------------------------------------------------------

ITEM 2(c).  Citizenship:

            North Star and North Star II are Delaware Limited Partnerships
            --------------------------------------------------------------------
            Circle T is a Bermuda corporation

            --------------------------------------------------------------------
            Advisors is a Connecticut Limited Liability Company
            --------------------------------------------------------------------
            Jones is a citizen of the United States of America
            --------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
            Common Stock, $.001 Par Value Per Share
            --------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 219141108

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 836,683 Shares
(b) Percent of class: 6.1% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote:
                         836,683 Shares
         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:
                         836,683 Shares
         (iv)  shared power to dispose or to direct the disposition

--------
ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.
         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:  January 5, 2006                  NORTH STAR PARTNERS, L.P.

                                         By: NS Advisors, LLC
                                             General Partner

                                         By: /s/ Andrew R. Jones
                                             -----------------------------------
                                             Andrew R. Jones, Managing Member

                                         NORTH STAR PARTNERS II, L.P.

                                         By: NS Advisors, LLC
                                             General Partner

                                         By: /s/ Andrew R. Jones
                                             -----------------------------------
                                             Andrew R. Jones, Managing Member

                                         CIRCLE T EXPLORER MASTER LIMITED

                                         By: NS Advisors, LLC
                                             Portfolio Manager

                                         By: /s/ Andrew R. Jones
                                             -----------------------------------
                                             Andrew R. Jones, Managing Member

                                         NS ADVISORS, LLC


                                         By: /s/ Andrew R. Jones
                                             -----------------------------------
                                             Andrew R. Jones, Managing Member

                                         /s/ Andrew R. Jones
                                         ---------------------------------------
                                         Andrew R. Jones, Individually